March 2007	Pricing Sheet dated March 23, 2007 relating to
Preliminary Pricing Supplement No. 214 dated February 22, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities
 Protected Absolute Return Barrier Notes due September 20, 2008
Based on the Value of the S&P 500® Index

P R I C I N G T E R M S – M A R C H 2 3, 2 0 0 7
Issuer:	Morgan Stanley
Issue price:	$10 (see “Commissions and issue price” below)
Stated principal amount:	$10
Aggregate principal amount:	$50,250,000
Pricing date:	March 23, 2007
Original issue date:	March 30, 2007 (5 business days after the pricing date)
Maturity date:	September 20, 2008
Underlying index:	The S&P 500® Index (the “Index”)
Interest:	None
Maturity redemption amount:	$10 + supplemental redemption amount (if any)
Maximum payment at maturity:	$11.85 (118.5% of the stated principal amount).
Supplemental redemption amount:	If at all times during the observation period the index value is within the index range, $10 times the absolute index return; or
If at any time on any day during the observation period the index value is outside the index range, $0.
Observation period:	The period of regular trading hours on each index business day on which there is no market disruption event with respect to the Index, beginning on, and including, the index business day following the pricing date and ending on, and including, the index valuation date.
Index value:	At any time on any day during the observation period, the value of the Index published at such time on such day on Bloomberg page “SPX” or any successor page, or in the case of any successor index, the Bloomberg page or successor page for any such successor index.
Index range:	Any value of the Index that is:
greater than or equal to: 1,170.42965 (initial index value x 81.50%); and
less than or equal to: 1,701.79035 (initial index value x 118.5% )
Absolute index return:	Absolute value of: (final index value – initial index value) / initial index value
Initial index value:	1,436.11, which is the closing value of the Index on the pricing date.
Final index value:	The closing value of the Index on the index valuation date.
Index valuation date:	September 18, 2008
CUSIP:	61750V519
Listing:	The notes have been approved for listing on the American Stock Exchange LLC (“AMEX”) subject to official notice of issuance. The AMEX listing symbol for the notes is “RPN”. It is not possible to predict whether any secondary market for the notes will develop.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per note:	$10	$0.175	$9.825
	Total:	$50,250,000	$879,375	$43,370,625

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor. The lowest price payable by an investor is $9.925 per note. Please see the cover page of the preliminary pricing supplement for further details.

(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the notes.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Preliminary Pricing Supplement No. 214 dated February 22, 2007
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006